UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

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                          Garden Fresh Restaurant Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


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

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report

                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) February 5, 2004
                                                         ----------------

                          Garden Fresh Restaurant Corp.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Delaware                       0-25886                 33-0028786
-------------------------------       ---------------        -------------------
(State or other jurisdiction of       Commission File         (I.R.S. Employer
 incorporation or organization)            Number            Identification No.)

        15822 Bernardo Center Drive, Suite A, San Diego, California 92127
        -----------------------------------------------------------------
              (Address of principal executive offices and zip code)

                                 (858) 675-1600
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                                      None
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.           Description
-----------           -----------
99.1                  February 5, 2004 press release by Garden Fresh Restaurant
                      Corp. (furnished)

Item 12. Results of Operations and Financial Condition.

On February 5, 2004, Garden Fresh Restaurant Corp. (the "Company") issued a press release entitled " GARDEN FRESH REPORTS FISCAL 2004 FIRST QUARTER RESULTS." The press release included certain disclosures relating to the Company's financial results for the fiscal quarter ended December 31, 2003. The full text of the release is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    Garden Fresh Restaurant Corp.
                                    (Registrant)

Date: February 5, 2004              By:/s/ David W. Qualls
      ----------------                 -------------------------------
                                       David W. Qualls
                                       Chief Financial Officer and Secretary

Exhibit Index

Exhibit No.           Description
-----------           -----------
99.1                  February 5, 2004 press release by Garden Fresh Restaurant
                      Corp. (furnished)


                                     (more)

                                                                    Exhibit 99.1

             Garden Fresh Reports Fiscal 2004 First Quarter Results

    SAN DIEGO, Feb. 5 /PRNewswire-FirstCall/ -- Garden Fresh Restaurant Corp. (Nasdaq: LTUS), operator of the Souplantation and Sweet Tomatoes restaurants, today reported results for its fiscal 2004 first quarter ended December 31, 2003.

    Net sales for the first quarter, based on 97 salad buffet restaurants in operation at December 31, 2003, increased 4.8% to $52.1 million from $49.7 million in the same period in fiscal 2003, when the company operated 95 restaurants. Same store sales for the quarter increased 3.3% over the same period in fiscal 2003, when there were 95 restaurants in the same store sales base.

    For the fiscal 2004 first quarter, the company recorded a net loss of $204,000, or ($0.03) per diluted common share. In the comparable period last year, the company reported net income of $206,000, or $0.03 per diluted common share. Results for the fiscal 2004 first quarter were within the range previously provided by the company.

    Results for the first quarter include $431,000 of costs associated with the proposed merger with GFR Acquisition Company that Garden Fresh announced on September 30, 2003. Excluding these items, the company would have reported net income per diluted common share of $0.00, or break-even. The company believes that this pro-forma calculation provides shareholders with a better understanding of operating performance during the quarter. A reconciliation to generally accepted accounting principles (GAAP) follows in Table A.

              TABLE A: PRO-FORMA EARNINGS FIRST QUARTER FISCAL 2004

                      (in $000s, except per share amounts)

         Reported loss before tax                                         $(383)
         Add back merger costs                                              431
            Pro-forma income before tax                                      48
         Provision for income taxes, without effect
          of merger (40.4% tax rate)                                        (19)
         Pro-forma net income                                               $29
         Pro-forma net income per diluted common share                    $0.00
         Shares used in computing pro-forma net income
          per diluted common share                                  5.8 million


    Michael P. Mack, president and chief executive officer, said: "We were pleased with our guest count increase of 3.3% for the quarter. We believe that both new and returning guests are responding to our marketing programs. During the quarter we strengthened our menu with new and existing products, continued use of radio in selected markets to support the menu and engaged in focused local store marketing programs. Looking forward, we plan to continue developing marketing efforts that will attract consumers and drive sales growth in fiscal 2004."

    For the first quarter, as outlined in Table B, expenses relative to sales were higher than the same period last year principally because of increased occupancy and other costs due primarily to marketing costs associated with first quarter sales programs.

                       TABLE B: COST COMPARISONS IN $000s

                                 Q1 FY2004    % of Sales   Q1 FY2003  % of Sales

Costs of sales                     $12,858        24.7%    $12,341        24.8%
Restaurant operating
 expenses
   Labor                            17,032        32.7%     16,105        32.4%
   Occupancy and other              13,993        26.9%     12,721        25.6%
General and
 administrative expenses             3,434         6.6%      3,566         7.2%
Depreciation and
 amortization                        3,722         7.1%      3,505         7.1%


    "We continued to improve our balance sheet, and reduced debt by approximately $2.3 million since September 2003 and, at the same time, maintained our cash balance at approximately $11 million," added Mack.

    Table C that follows provides estimates of Garden Fresh's current expectations for the fiscal 2004 second quarter and full year (October 1, 2003 through September 30, 2004). These statements are forward-looking, and actual results may differ materially as a result of factors more specifically referenced below.

                            TABLE C: FY2004 ESTIMATES

                      Q2 FY2004     Q2 FY2003        FY2004          FY2003
                       (Est.)        (Act.)          (Est.)          (Act.)

 Net sales          $58.0 - $59.0     $56.4        $227 - $229       $220.5
                       million       million         million         million
Net income*          $1.0 - 1.1       $1.6         $2.7 - $3.1        $3.0
                       million       million         million         million
 Earnings per
  diluted
  common
  share**          $0.17 - $0.19      $0.27       $0.45 - $0.51       $0.51
 Diluted
  common
  shares           5.9 million     5.9 million     6.0 million    5.9 million

      Assumptions for the above include:

      --    Comp sales increase of 3.0% to 4.0% primarily driven by counts

      --    Wage rate inflation of 3.5% over FY2003

      --    Annual store margin of 11.6%

         * Net income for Q2 FY2004 and FY2004 include merger related costs of $0.3 million and $2.0 million, respectively.

         ** Earnings per diluted common share for Q2 FY2004 and FY2004 include merger costs per diluted common share of $0.05 and $0.33, respectively.

    Investor Conference Call

    Garden Fresh will host an investor conference call related to the above news today, Thursday, February 5, at 9:00 a.m. PST (12 noon EST). President and Chief Executive Officer Michael Mack, Chief Operating Officer Lloyd Fritzmeier, and Chief Financial Officer David Qualls will review the company's financials and operations for the first quarter of fiscal 2004 and discuss their outlook for the second quarter of fiscal 2004. The call will be open to all interested investors through a live audio webcast via the Internet at www.gardenfreshcorp.com and www.fulldisclosure.com. Beginning on February 6, 2004 at 10:00 a.m. PST the call will be archived and accessible on both web sites for approximately one year. A playback of the call also will be available beginning at 10:00 a.m. PST, Friday February 6, 2004 through 5:00 p.m. PST, Friday, February 13, 2004, by calling 1.800.633.8284 (domestic) or
1.402.977.9140 (international). Callers should use reservation number 21183390.

    About Garden Fresh

    Garden Fresh Restaurant Corp. currently operates 97 salad buffet restaurants in California, Florida, Arizona, Colorado, Georgia, Illinois, Kansas, Missouri, Nevada, New Mexico, North Carolina, Oregon, Texas, Utah and Washington under the names Souplantation and Sweet Tomatoes. Its restaurants offer an abundance of fresh, quality salad selections, soups, bakery items, pastas and desserts in a self-serve format.

    Forward-looking Information

    Certain statements in this news release, including the estimates for the second quarter of fiscal 2004 and the full year for fiscal 2004, along with the related assumptions, involve certain risks and uncertainties and may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the "safe-harbor" provisions of that Act. Such statements include, but are not limited to, the company's discussion of: (i) the further development of the company's marketing efforts and their ability to attract customers and drive sales growth in 2004; (ii) the company's ability to complete the proposed merger transaction and the additional costs to be incurred related to this transaction; and (iii) the information contained in Table C. Management cannot be certain that these programs and investments will be effective. In particular, the company's strategies to improve revenues are experimental. In addition, the degree of future inflationary cost pressure the company may experience is uncertain. Future earnings could be adversely affected by inflation, and there is substantial risk and uncertainty regarding the company's ability to recoup cost inflation via future price increases or productivity gains. Current results are not indicative of future receptivity of the concept or increases in sales. The company's restaurants operate in highly competitive environments, subject to continuously shifting consumer demand patterns. Since the announcement of the proposed merger, the trading in the company's stock price has been influenced by the market's expectations about the closing of that transaction. If the transaction fails to close or is delayed, that may have a material adverse impact on the company's business and the market price for the company's business and the market price for the company's stock. More information on the risks, uncertainties and other factors that could affect the company's financial results is included in the company's Form 10-K and other documents filed with the Securities and Exchange Commission.

    GARDEN FRESH AND CERTAIN OF ITS DIRECTORS AND OFFICERS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING OF STOCKHOLDERS RELATING TO THE PROPOSED MERGER OF GARDEN FRESH WITH AN AFFILIATE OF FAIRMONT CAPITAL, INC., AS FURTHER DESCRIBED IN THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER DATED AS OF SEPTEMBER 29, 2003 FILED WITH THE SEC ON FEBRUARY 2, 2004. GARDEN FRESH WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AND MAIL TO ITS STOCKHOLDERS A DEFINITIVE PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS WHICH WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PARTICIPANTS IN THE SOLICITATION AND OTHER IMPORTANT INFORMATION ABOUT THE MERGER AGREEMENT AND THE PROPOSED MERGER. GARDEN FRESH WILL ALSO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION A TRANSACTION STATEMENT ON SCHEDULE 13E-3 RELATING TO THE MERGER AGREEMENT AND THE PROPOSED MERGER.

    STOCKHOLDERS OF GARDEN FRESH ARE ADVISED TO READ GARDEN FRESH'S DEFINITIVE PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF GARDEN FRESH MAY OBTAIN, FREE OF CHARGE ONCE THEY BECOME AVAILABLE, COPIES OF GARDEN FRESH'S PROXY STATEMENT AND OTHER DOCUMENTS FILED BY GARDEN FRESH WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE INTERNET WEBSITE MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION AT WWW.SEC.GOV. THESE DOCUMENTS MAY ALSO BE OBTAINED FREE OF CHARGE BY CALLING INVESTOR RELATIONS AT GARDEN FRESH AT 858-675-1600.

Garden Fresh Restaurant Corp.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)
                                                 Three Months Ended December 31,
                                                        2002            2003

NET SALES                                             $49,685       $52,078

COSTS AND EXPENSES
Cost of sales                                          12,341        12,858
Restaurant operating expenses
  Labor                                                16,105        17,032
  Occupancy and other expenses                         12,721        13,993
General and administrative expenses                     3,566         3,434
Restaurant opening costs                                   55            --
Depreciation and amortization                           3,505         3,722
Merger costs                                               --           431

Total costs and expenses                               48,293        51,470

OPERATING INCOME                                        1,392           608

Interest income                                            14            17
Interest expense                                         (970)         (873)
Other income (expense), net                               (86)         (135)

INCOME (LOSS) BEFORE INCOME TAXES                         350          (383)

Income tax benefit (expense)                             (144)          179

NET INCOME (LOSS)                                        $206         $(204)

Basic net income (loss)
 per common share                                       $0.04        $(0.03)

  Shares used in computing
   basic net income (loss)
   per common share                                     5,754         5,834

Diluted net income (loss) per common share              $0.03        $(0.03)

  Shares used in computing diluted
   net income (loss) per common share                   5,931         5,834


Garden Fresh Restaurant Corp.
BALANCE SHEETS
(Dollars in thousands, except par value)

                                                     September 30,  December 31,
                                                         2003          2003
ASSETS                                                              (unaudited)
Current assets:
  Cash and cash equivalents                              $11,057      $11,072
  Inventories                                              9,670        9,866
  Other current assets                                     3,601        3,601
    Total current assets                                  24,328       24,539

Property and equipment, net                              125,700      122,233
Intangible and other assets                                2,465        2,719

Total assets                                            $152,493     $149,491

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                        $4,243       $3,911
  Current portion of long-term debt                       17,606       17,649
  Accrued liabilities                                     13,088       12,527
    Total current liabilities                             34,937       34,087

Deferred income taxes                                      8,567        8,567
Long-term debt, net of current portion                    21,219       18,866
Other liabilities                                          3,786        4,083
Shareholders' equity:
  Preferred stock, $0.001 par value;
   2,500,000 shares authorized at
   September 30, 2003 and December 31, 2003,
   of which 120,000 shares are
   designated as Series A Preferred Stock;
   0 shares issued and
   outstanding at September 30, 2003
   and December 31, 2003                                      --           --
  Common stock, $0.01 par value;
   12,000,000 shares authorized at
   September 30, 2003 and December 31,
   2003, 5,824,023 and 5,836,726 issued
   and outstanding at September 30, 2003
   and December 31, 2003, respectively                        58           58
Additional paid-in capital                                60,890       60,998
Retained earnings                                         23,036       22,832
Total shareholders' equity                                83,984       83,888
Total liabilities and
 shareholders' equity                                   $152,493     $149,491


SOURCE  Garden Fresh Restaurant Corp.
    -0-                             02/05/2004
      /CONTACT: David W. Qualls, Chief Financial Officer of Garden Fresh Restaurant Corp., +1-858-675-1600; or Cecilia A. Wilkinson or Rosemary Moothart of PondelWilkinson MS&L, +1-323-866-6060, for Garden Fresh Restaurant Corp./
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.fulldisclosure.com /
    /Web site:  http://www.gardenfreshcorp.com /
    (LTUS)

CO:  Garden Fresh Restaurant Corp.
ST:  California
IN:  REA RST
SU:  ERN ERP CCA